Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
underlying supplement no. 1-I dated November 14, 2011 and
product supplement no. 6-I dated November 14, 2011	Term Sheet to Product Supplement No. 6-I Registration Statement No. 333-177923 Dated January 8, 2014; Rule 433

Structured Investments	$ Notes Linked to the S&P 500® Index due January 26, 2021

General

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing January 26, 2021*
•	Cash payment at maturity of principal plus the Additional Amount, as described below
•	The notes are designed for investors who seek a return based on the performance as of each Averaging Date of the S&P 500® Index, subject to a minimum payment at maturity of $1,148.00 per $1,000 principal amount note. Investors should be willing to forgo interest and dividend payments, while seeking payment of their principal in full at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co. If JPMorgan Chase & Co. were to default on its payment obligations, you may lose your entire investment.
•	Investing in the notes is not equivalent to investing in the S&P 500® Index or any of the equity securities underlying the Index.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about January 21, 2014 and are expected to settle on or about January 24, 2014.

Key Terms

Index:	The S&P 500® Index (Bloomberg ticker: SPX)
Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which will not be less than the Minimum Amount.

You are entitled to repayment of principal in full at maturity, subject to the credit risk of JPMorgan Chase & Co.

Additional Amount:	The Additional Amount per $1,000 principal amount note payable at maturity will equal $1,000 × the Index Return × the Participation Rate, provided that the Additional Amount will not be less than the Minimum Amount.
Participation Rate:	At least 100%. The actual Participation Rate will be provided in the pricing supplement and will not be less 100%.
Index Return:	(Ending Index Level – Initial Index Level)
Initial Index Level
Minimum Amount:	$148.00 per $1,000 principal amount note
Initial Index Level:	The Index closing level on the pricing date
Ending Index Level:	The arithmetic average of the Index closing level on each of the Averaging Dates
Averaging Dates*:	April 21, 2014, July 21, 2014, October 21, 2014, January 21, 2015, April 21, 2015, July 21, 2015, October 21, 2015, January 21, 2016, April 21, 2016, July 21, 2016, October 21, 2016, January 23, 2017, April 21, 2017, July 21, 2017, October 23, 2017, January 22, 2018, April 23, 2018, July 23, 2018, October 22, 2018, January 22, 2019, April 22, 2019, July 22, 2019, October 21, 2019, January 21, 2020, April 21, 2020, July 21, 2020, October 21, 2020 and January 21, 2021 (the “Final Averaging Date”)
Original Issue Date (Settlement Date)*:	January 24, 2014
Maturity Date*:	January 26, 2021
CUSIP:	48126NU96
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Component” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 6-I

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 6-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$ —	$1,000
Total	$	$ —	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-76 of the accompanying product supplement no. 6-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $956.90 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

January 8, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 6-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 6-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 6-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 6-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007596/e46161_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments —	TS-1
Notes Linked to the S&P 500® Index

Selected Purchase Considerations

•	POTENTIAL PRESERVATION OF CAPITAL PLUS THE MINIMUM AMOUNT AT MATURITY — Subject to the credit risk of JPMorgan Chase & Co., the payout formula allows you to receive at least the principal amount of your notes, plus the Minimum Amount, if you hold the notes to maturity, regardless of the performance of the Index. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	MINIMUM PAYMENT OF $148.00 PER $1,000 PRINCIPAL AMOUNT NOTE AT MATURITY — At maturity, in addition to your principal, for each $1,000 principal amount note you will receive a payment equal to $1,000 × the Index Return × the Participation Rate*, provided that this payment (the “Additional Amount”) will not be less than the Minimum Amount of $148.00 per $1,000 principal amount note.

*The Participation Rate will be provided in the pricing supplement and will not be less than 100%.

•	UNCAPPED APPRECIATION POTENTIAL IF THE ENDING INDEX LEVEL (DETERMINED USING A QUARTERLY AVERAGING CONVENTION) IS GREATER THAN THE INITIAL INDEX LEVEL — At maturity, in addition to your principal, for each $1,000 principal amount note you will receive a payment equal to $1,000 × the Index Return × the Participation Rate*, provided that this Additional Amount will not be less than the Minimum Amount. The Index Return will reflect the performance of the Index, expressed as a percentage, from the Initial Index Level to the Ending Index Level, which will be the arithmetic average of the Index closing levels on each of the quarterly Averaging Dates over the term of the notes. See “Selected Risk Considerations — The Quarterly Averaging Convention Used to Calculate the Ending Index Level Could Limit Returns” below.
•	RETURN LINKED TO THE S&P 500® INDEX — The return on the notes is linked to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.
•	TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement no. 6-I. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the Additional Amount is treated as becoming fixed prior to the Final Averaging Date. You should consult your tax adviser concerning the application of these rules. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

The discussion in the preceding paragraph, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

•	COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had priced on January 7, 2014 and we had determined the comparable yield on that date, it would have been an annual rate of 3.42%, compounded semiannually. The actual comparable yield that we will determine for the notes may be higher or lower than 3.42%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual Additional Amount that we will pay on the notes.
•	NON-U.S. HOLDERS – ADDITIONAL TAX CONSIDERATION — Recently proposed Treasury regulations, if finalized in their current form, could impose withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the notes. As proposed, these rules are sweeping in scope and could apply even if the payments on the relevant equity-linked financial instrument are determined without reference to dividends on the underlying equities. If applicable, withholding would apply with respect to amounts treated as attributable to dividends on underlying U.S. equities paid after December 31, 2015 if you acquired the note in question on or after March 5, 2014. Although there are exceptions to the broad reach of these proposed withholding rules, they are uncertain in scope, and we or other withholding agents may determine that withholding is required after December 31, 2015, in which case we will not be required to pay any amounts with respect to amounts withheld. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or any of the equity securities underlying the Index. These risks are explained in more detail in the “Risk Factors”

JPMorgan Structured Investments —	TS-2
Notes Linked to the S&P 500® Index

section of the accompanying product supplement no. 6-I dated November 14, 2011 and the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	MARKET RISK — The return on the notes at maturity is linked to the performance of the Index, and will depend on whether, and the extent to which, the Index Return is positive. The Index Return will reflect the performance of the Index, expressed as a percentage, from the Initial Index Level to the Ending Index Level, which will be the arithmetic average of the Index closing levels on each of the quarterly Averaging Dates over the term of the notes. YOU WILL RECEIVE NO MORE THAN THE FULL PRINCIPAL AMOUNT OF YOUR NOTES PLUS THE MINIMUM AMOUNT AT MATURITY IF THE INDEX RETURN IS ZERO OR NEGATIVE.
•	THE NOTES MIGHT NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS THE MINIMUM AMOUNT AT MATURITY — You may receive a lower payment at maturity than you would have received if you had invested directly in the Index, the equity securities underlying the Index or contracts relating to the Index. If the Ending Index Level (which reflects the arithmetic average of the Index closing levels on each of the quarterly Averaging Dates) does not exceed the Initial Index Level, you will receive a payment at maturity of $1,000 plus the Minimum Amount per $1,000 principal amount note. This will be true even if the level of the Index was higher than the Initial Index Level at some time during the term of the notes but falls below the Initial Index Level on one or more of the Averaging Dates.
•	THE QUARTERLY AVERAGING CONVENTION USED TO CALCULATE THE ENDING INDEX LEVEL COULD LIMIT RETURNS — Your investment in the notes may not perform as well as an investment in an instrument the return of which is based solely on the performance of the Index on a single day. Your ability to participate in the appreciation of the Index may be limited by the quarterly averaging used to calculate the Ending Index Level, especially if there is a significant decline in the level of the Index on the Averaging Dates or if there is significant volatility in the Index closing level during the term of the notes. Accordingly, you may not receive the benefit of the full appreciation of the Index between each of the Averaging Dates or between the pricing date and the Final Averaging Date.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 6-I for additional information about these risks.

In addition, we are currently one of the companies that make up the Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Index and the notes.

•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our
JPMorgan Structured Investments —	TS-3
Notes Linked to the S&P 500® Index

conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the level of the Index, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the Index;
•	the time to maturity of the notes;
•	the dividend rates on the equity securities underlying the Index;
•	interest and yield rates in the market generally;
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive any interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities underlying the Index would have.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Participation Rate will be provided in the pricing supplement and may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Participation Rate.
JPMorgan Structured Investments —	TS-4
Notes Linked to the S&P 500® Index

What Is the Payment at Maturity, Assuming a Range of Performances for the Index?

The following table and examples illustrate the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 principal amount note for a hypothetical range of performances for the Index Return from -80% to +80% reflect the Minimum Amount of $148.00 per $1,000 principal amount note and assume a Participation Rate of 100% and an Initial Index Level of 1,850. The actual Participation Rate will be provided in the pricing supplement and will not be less 100%. The Ending Index Level is the arithmetic average of the Index closing levels on each of the quarterly Averaging Dates and is not the Index closing level on the Final Averaging Date. For more information about how the Ending Index Level is calculated, see “Sensitivity Analysis — Hypothetical Ending Index Levels” below.

The following results are based solely on the hypothetical examples cited. Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Index Level	Index Return	Index Return × Participation Rate (100%)	Additional Amount		Principal		Payment at Maturity
3,330.00	80.00%	80.00%	$800.00	+	$1,000.00	=	$1,800.00
3,145.00	70.00%	70.00%	$700.00	+	$1,000.00	=	$1,700.00
2,960.00	60.00%	60.00%	$600.00	+	$1,000.00	=	$1,600.00
2,775.00	50.00%	50.00%	$500.00	+	$1,000.00	=	$1,500.00
2,590.00	40.00%	40.00%	$400.00	+	$1,000.00	=	$1,400.00
2,405.00	30.00%	30.00%	$300.00	+	$1,000.00	=	$1,300.00
2,220.00	20.00%	20.00%	$200.00	+	$1,000.00	=	$1,200.00
2,127.50	15.00%	15.00%	$150.00	+	$1,000.00	=	$1,150.00
2,123.80	14.80%	14.80%	$148.00	+	$1,000.00	=	$1,148.00
2,035.00	10.00%	10.00%	$148.00	+	$1,000.00	=	$1,148.00
1,942.50	5.00%	5.00%	$148.00	+	$1,000.00	=	$1,148.00
1,850.00	0.00%	N/A	$148.00	+	$1,000.00	=	$1,148.00
1,757.50	-5.00%	N/A	$148.00	+	$1,000.00	=	$1,148.00
1,665.00	-10.00%	N/A	$148.00	+	$1,000.00	=	$1,148.00
1,572.50	-15.00%	N/A	$148.00	+	$1,000.00	=	$1,148.00
1,480.00	-20.00%	N/A	$148.00	+	$1,000.00	=	$1,148.00
1,295.00	-30.00%	N/A	$148.00	+	$1,000.00	=	$1,148.00
1,110.00	-40.00%	N/A	$148.00	+	$1,000.00	=	$1,148.00
925.00	-50.00%	N/A	$148.00	+	$1,000.00	=	$1,148.00
740.00	-60.00%	N/A	$148.00	+	$1,000.00	=	$1,148.00
555.00	-70.00%	N/A	$148.00	+	$1,000.00	=	$1,148.00
370.00	-80.00%	N/A	$148.00	+	$1,000.00	=	$1,148.00

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how a payment at maturity set forth in the table above is calculated.

Example 1: The level of the Index increases from the Initial Index Level of 1,850 to an Ending Index Level of 2,220. Because the Ending Index Level of 2,220 is greater than the Initial Index Level of 1,850 and $1,000 × the Index Return of 20% × the Participation Rate is greater than the Minimum Amount of $148, the payment at maturity is equal to $1,200 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 20% × 100%) = $1,200

Example 2: The level of the Index increases from the Initial Index Level of 1,850 to an Ending Index Level of 1,942.50. Because the Ending Index Level of 1,942.50 is greater than the Initial Index Level of 1,850 and $1,000 × the Index Return of 5% × the Participation Rate is less than the Minimum Amount of $148, the Additional Amount is equal to the Minimum Amount of $148.00, and the payment at maturity is equal to $1,148 per $1,000 principal amount note.

Example 3: The level of the Index decreases from the Initial Index Level of 1,850 to an Ending Index Level of 1,480. Because the Ending Index Level of 1,480 is less than the Initial Index Level of 1,850, the Additional Amount is equal to the Minimum Amount of $148, and the payment at maturity is equal to $1,148 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-5
Notes Linked to the S&P 500® Index

Sensitivity Analysis — Hypothetical Ending Index Levels

The movement of the Index over the term of the notes may have a significant effect on your payment at maturity because your return is calculated based on the arithmetic average of the Index closing levels on each of the quarterly Averaging Dates.

The following examples illustrate the determination of the Ending Index Level, reflect the Minimum Amount of $148.00 per $1,000 principal amount note and assume an Initial Index Level of 1,850 and a Participation Rate of 100%. The actual Participation Rate will be provided in the pricing supplement and will not be less 100%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Example 1:

Averaging Date	Index Closing Level	Index Appreciation/Depreciation
First	1,831.50	-1.00%
Second	1,924.00	4.00%
Third	2,016.50	9.00%
Fourth	2,109.00	14.00%
Fifth	2,201.50	19.00%
Sixth	2,294.00	24.00%
Seventh	2,386.50	29.00%
Eighth	2,479.00	34.00%
Ninth	2,571.50	39.00%
Tenth	2,664.00	44.00%
Eleventh	2,756.50	49.00%
Twelfth	2,849.00	54.00%
Thirteenth	2,941.50	59.00%
Fourteenth	3,034.00	64.00%
Fifteenth	3,126.50	69.00%
Sixteenth	3,219.00	74.00%
Seventeenth	3,311.50	79.00%
Eighteenth	3,404.00	84.00%
Nineteenth	3,496.50	89.00%
Twentieth	3,589.00	94.00%
Twenty-First	3,681.50	99.00%
Twenty-Second	3,774.00	104.00%
Twenty-Third	3,866.50	109.00%
Twenty-Fourth	3,959.00	114.00%
Twenty-Fifth	4,051.50	119.00%
Twenty-Sixth	4,144.00	124.00%
Twenty-Seventh	4,236.50	129.00%
Twenty-Eighth	4,329.00	134.00%

Ending Index Level:	3,080.25
Index Return:	66.50%
Payment at Maturity:	$1,665.00

Because the level of the Index generally increases steadily over the term of the notes, the Ending Index Level is less than the Index closing level on the Final Averaging Date. Under these circumstances, you will not receive the full benefit of the appreciation of the Index between the pricing date and the Final Averaging Date.

JPMorgan Structured Investments —	TS-6
Notes Linked to the S&P 500® Index

Example 2:

Averaging Date	Index Closing Level	Index Appreciation/Depreciation
First	1,831.50	-1.00%
Second	1,924.00	4.00%
Third	2,016.50	9.00%
Fourth	2,109.00	14.00%
Fifth	2,201.50	19.00%
Sixth	2,294.00	24.00%
Seventh	2,386.50	29.00%
Eighth	2,479.00	34.00%
Ninth	2,571.50	39.00%
Tenth	2,664.00	44.00%
Eleventh	2,756.50	49.00%
Twelfth	2,849.00	54.00%
Thirteenth	2,941.50	59.00%
Fourteenth	3,034.00	64.00%
Fifteenth	3,126.50	69.00%
Sixteenth	3,034.00	64.00%
Seventeenth	2,941.50	59.00%
Eighteenth	2,849.00	54.00%
Nineteenth	2,756.50	49.00%
Twentieth	2,664.00	44.00%
Twenty-First	2,571.50	39.00%
Twenty-Second	2,479.00	34.00%
Twenty-Third	2,386.50	29.00%
Twenty-Fourth	2,294.00	24.00%
Twenty-Fifth	2,201.50	19.00%
Twenty-Sixth	2,109.00	14.00%
Twenty-Seventh	2,016.50	9.00%
Twenty-Eighth	1,924.00	4.00%

Ending Index Level:	2,479.00
Index Return:	34.00%
Payment at Maturity:	$1,340.00

Because the level of the Index increases steadily before declining during the latter portion of the term of the notes, the Ending Index Level is greater than the Index closing level on the Final Averaging Date. Under these circumstances, the averaging convention causes the notes to outperform the appreciation of the Index from the pricing date to the Final Averaging Date.

JPMorgan Structured Investments —	TS-7
Notes Linked to the S&P 500® Index

Example 3:

Averaging Date	Index Closing Level	Index Appreciation/Depreciation
First	1,831.50	-1.00%
Second	1,776.00	-4.00%
Third	1,683.50	-9.00%
Fourth	1,591.00	-14.00%
Fifth	1,498.50	-19.00%
Sixth	1,406.00	-24.00%
Seventh	1,313.50	-29.00%
Eighth	1,221.00	-34.00%
Ninth	1,128.50	-39.00%
Tenth	1,036.00	-44.00%
Eleventh	943.50	-49.00%
Twelfth	851.00	-54.00%
Thirteenth	758.50	-59.00%
Fourteenth	666.00	-64.00%
Fifteenth	573.50	-69.00%
Sixteenth	481.00	-74.00%
Seventeenth	388.50	-79.00%
Eighteenth	296.00	-84.00%
Nineteenth	481.00	-74.00%
Twentieth	666.00	-64.00%
Twenty-First	851.00	-54.00%
Twenty-Second	1,036.00	-44.00%
Twenty-Third	1,221.00	-34.00%
Twenty-Fourth	1,406.00	-24.00%
Twenty-Fifth	1,591.00	-14.00%
Twenty-Sixth	1,776.00	-4.00%
Twenty-Seventh	1,924.00	4.00%
Twenty-Eighth	2,109.00	14.00%

Ending Index Level:	1,160.88
Index Return:	-37.25%
Payment at Maturity:	$1,148.00

Because the level of the Index steadily declines for most of the term of the notes before increasing sharply during periods near maturity, the Ending Index Level is less than the Index closing level on the Final Averaging Date. Under these circumstances, you will not receive the full benefit of the appreciation of the Index between the pricing date and the Final Averaging Date.

JPMorgan Structured Investments —	TS-8
Notes Linked to the S&P 500® Index

Graph of Hypothetical Amount Payable at Maturity

The following graph demonstrates the hypothetical total return on the notes at maturity for a subset of the Index Returns detailed in the table on the previous page (-30% to 40%). The numbers appearing in the graph have been rounded for ease of analysis.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical Index closing levels from January 2, 2009 through January 3, 2014. The Index closing level on January 7, 2013 was 1,837.88. We obtained the Index closing levels below from Bloomberg Financial Markets, without independent verification.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the pricing date or any of the Averaging Dates. We cannot give you assurance that the performance of the Index will result in a positive return on your initial investment at maturity in excess of $1,148.00 per $1,000 principal amount note.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the

JPMorgan Structured Investments —	TS-9
Notes Linked to the S&P 500® Index

economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes. The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Payment at Maturity, Assuming a Range of Performances for the Index?”, “Hypothetical Examples of Amount Payable at Maturity”, “Sensitivity Analysis — Hypothetical Ending Index Levels” and “Graph of Hypothetical Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the S&P 500® Index” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-44 of the accompanying product supplement no. 6-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	TS-10
Notes Linked to the S&P 500® Index